Exhibit 99.1

COLLEGIATE FUNDING SERVICES, INC. REPORTS 219 PERCENT INCREASE IN SECOND QUARTER NET INCOME

Federally Guaranteed and Private Loan Originations Rise

FREDERICKSBURG, Va., July 28, 2005 – Collegiate Funding Services, Inc. (Nasdaq: CFSI) today reported that net income for the second quarter ended June 30, 2005, rose to $6.6 million, or 20 cents per diluted share, compared with net income of $2.1 million, or 9 cents per diluted share, for the second quarter of 2004.

For the six months ended June 30, 2005, net income rose to $14.5 million, or 45 cents per diluted share, compared with net income of $3.3 million, or 14 cents per diluted share, for the six months ended June 30, 2004.

“Our strong results for the 2005 second quarter reflected year-over-year growth in fee income as well as the consumer demand for federally guaranteed consolidation loans. The increase in consolidation loan demand was driven primarily by the July 1 rate increase,” said J. Barry Morrow, chief executive officer and president of Collegiate Funding Services, Inc. “During the quarter, we also completed several initiatives to continue our diversification and growth, including beginning to market a private loan product that we can retain on our balance sheet and entering the international student loan market by acquiring International Education Finance Corporation. Our suite of in-school products performed nicely, increasing substantially over the same period last year.”

Second Quarter Results

Net income. The growth in net income for the second quarter of 2005 reflects a significant increase in net revenue, which was driven primarily by the higher fee income. The major components of Collegiate Funding Services’ net revenue are net interest income generated by its growing federally guaranteed student loan portfolio and fee income produced by loan sales and servicing activities.

Loan Originations. Loan originations totaled $1.0 billion for the second quarter of 2005, an increase of 46 percent versus the $703.8 million originated in the same period of 2004. Of the total originations, federally guaranteed loans under the FFEL Program amounted to $942.8 million, up 45 percent from $650.1 million in last year’s second quarter, and private loan originations amounted to $84.3 million, up 57 percent from $53.7 million in the same period of 2004. In June, the company began to retain private loans originated under the new in-school private education program. The company’s portfolio of federally guaranteed loans totaled $5.4 billion at June 30, 2005, up 16 percent from $4.7 billion at December 31, 2004.

Loans Serviced. The total amount of student loans serviced was $11.9 billion at the end of the 2005 second quarter, a 20 percent increase from $9.9 billion a year earlier.

Net Revenue. Net revenue was $53.6 million in the second quarter of 2005, rising 41 percent from $38.1 million in the same period of 2004. The primary contributor to the net revenue growth was an 85 percent increase in fee income to $38.7 million from $21.0 million in the same period a year ago. Interest income rose to $63.8 million from $31.2 million in last year’s second quarter. An increase of $31.2 million in interest expense, resulting from an average interest rate of 3.42 percent in the 2005 period versus 1.60 percent in the 2004 period, partially offset this growth. Also during the second quarter of 2005, the company recorded a provision for loan losses of $2.2 million, which includes $1.4 million related to the recent withdrawal of the “exceptional performer” designation that had been awarded by the Department of Education in the second quarter of 2004. In the 2004 period, the company recorded a reversal of loan loss provision of $1.5 million.

“Fee income during the quarter reflects our strong consolidation loan volume,” said Morrow. “Nevertheless, we are cautious in our outlook for fee income given a potential fourth quarter shift in the mix of loan purchasers. This shift could result in a lower margin in loan sales and a change in our loan retention strategy.”

Operating Expenses. Operating expenses, which include salaries, marketing, and other selling, general and administrative expenses, increased 21 percent to $42.2 million in the second quarter of 2005 from $35.0 million for the same period last year. Expenses related to expanded marketing activities in advance of the July 1 rate increase accounted for nearly one-half of the increase. Also included in operating expenses in the 2005 period is a $1.6 million reserve related to the withdrawal of the “exceptional performer” designation.

Derivatives. The net effect of swap interest and derivative and investment mark-to-market valuations was an expense of $0.5 million in the 2005 second quarter, versus income of $3.9 million in the same period a year ago.

Dividend Accretion. The 2005 net income reflected no charge for the accretion of dividends on preferred stock versus a $2.2 million charge in 2004. The year-over-year difference reflects the payment last year of the liquidation preference of the preferred stock using proceeds of the initial public offering in July 2004.

Year-to-Date Results

Net income. The increase in net income for the first six months of 2005 reflects a significant increase in net revenue, which was driven primarily by higher fee income.

Loan Originations. Loan originations totaled $2.1 billion for the first six months of 2005, an increase of 19 percent versus the $1.7 billion originated in the same period of 2004. Of the total, federally guaranteed loans under the FFEL Program amounted to $1.9 billion, up 16 percent from $1.6 billion in the 2004 period, and private loans amounted to $166.3 million, up 67 percent from $99.7 million in the same period of 2004.

Partnerships. At the end of the second quarter of 2005, the company had 1,130 school and affinity partnerships, an increase of 82 since December 31, 2004.

Net Revenue. Net revenue was $100.6 million in the first six months of 2005, rising 38 percent from $72.8 million in the same period of 2004. Contributing to the net revenue growth was a 62 percent increase in fee income to $69.4 million from $42.7 million in the same period a year ago.

Operating Expenses. Operating expenses, which include salaries, marketing, and other selling, general and administrative expenses, increased 24 percent to $77.6 million in the first six months of 2005 from $62.8 million for the same period last year. Expenses related to Youth Media & Marketing Networks, which the company acquired in April 2004, and increased marketing efforts accounted for much of the increase.

Derivatives. The net effect of swap interest and derivative and investment mark-to-market valuations was income of $0.9 million in the first six months of 2005, versus income of $2.5 million in the same period a year ago.

Dividend Accretion. The 2005 period net income also reflected no charge for the accretion of dividends on preferred stock versus a $4.3 million charge in 2004.

Conference Call Information
Collegiate Funding Services will conduct a conference call and webcast at 10:30 a.m. Eastern Time today, to discuss these results. Investors may access the company’s webcast on the company’s website at www.cfsloans.com by clicking on “Investor Relations,” or at www.earnings.com. Listeners should allow extra time before the webcast begins to register for the webcast and download any necessary audio software. The conference call also may be accessed by dialing 866-831-6243 (international callers dial 617-213-8855) and using the passcode 12458111.

A replay of the webcast will be available approximately two hours after the completion of the call and will be accessible on the company’s investor relations website. A telephone replay will be available by dialing 888-286-8010 (international callers dial 617-801-6888) and using the passcode 80019720.

About Collegiate Funding Services
Collegiate Funding Services is a leading education finance company dedicated to providing students and their families with the practical advice and loan solutions they need to help manage and pay for the cost of higher education. Collegiate Funding Services also offers a comprehensive portfolio of education loan products and services – including loan origination, loan servicing, and campus-based scholarship and affinity marketing tools – to the higher education community. As of June 30, 2005, Collegiate Funding Services had facilitated the origination of more than $20 billion in education loans; the company currently manages almost $12 billion in student loans for more than 460,000 borrowers. For additional information, visit www.cfsloans.com or call 1-888-423-7562.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this release, the words “looking forward,” “expects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. Among the key factors that may have a direct bearing on the company’s operating results, performance, or financial condition are (1) our ability to successfully implement our private, in-school loan strategy; (2) changes in terms, regulations, and laws affecting student loans and the educational credit marketplace, (3) changes in the demand for educational financing or in financing preferences of educational institutions, students and their families; (4) changes in the credit quality or performance of the loans that we purchase, retain and securitize; or (5) changes in interest rates and in the securitization or secondary markets for education loans. Important factors that could cause the company’s actual results to differ materially from the forward-looking statements the company makes in this release are set forth in the company’s filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in the company’s Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2005. The company undertakes no obligation to update or revise forward-looking statements which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events unless the company has an obligation to do so under the federal securities laws.

Investor Contact:	Media Contact:
Edward Nebb Euro RSCG Magnet Tel: 212-367-6848 ed.nebb@eurorscg.com	Ann Collier Collegiate Funding Services, Inc. Tel: 1-800-762-6441, ext. 5259 acollier@cfsloans.com

# # #

COLLEGIATE FUNDING SERVICES, INC.
(dollars in thousands, except per share data)

Condensed Statements of Income

(unaudited)	For the three months ended June 30,		For the six months ended June 30,
	2005	2004	2005	2004
Net revenue
Interest income	$63,808	$31,194	$117,882	$58,058
Interest expense	46,743	15,518	83,857	28,596

Net interest income	17,065	15,676	34,025	29,462
Provision for (reversal of) loan losses	2,205	(1,467)	2,788	(540)

Net interest income after provision for (reversal of) loan losses	14,860	17,143	31,237	30,002
Fee income	38,747	20,976	69,373	42,749

Net revenue	53,607	38,119	100,610	72,751
Expenses
Salaries and related benefits	17,269	16,172	33,280	30,153
Marketing and mailing costs	14,126	10,887	24,686	17,312
Other selling, general and administrative expenses	10,842	7,964	19,614	15,324

Total operating expenses	42,237	35,023	77,580	62,789
Swap interest (income) expense	(290)	2,023	(1,411)	3,605
Derivative and investment mark-to-market (income) expense	819	(5,888)	513	(6,114)

Total expenses	42,766	31,158	76,682	60,280

Income before income taxes and accretion of dividends on preferred stock	10,841	6,961	23,928	12,471
Income tax provision	4,260	2,705	9,478	4,909

Income before accretion of dividends	6,581	4,256	14,450	7,562
Accretion of dividends on preferred stock	—	2,192	—	4,308

Net income	$6,581	$2,064	$14,450	$3,254

Earnings per common share, basic	$0.21	$0.10	$0.47	$0.15

Earnings per common share, diluted	$0.20	$0.09	$0.45	$0.14

Weighted average common share outstanding, basic	31,346,523	21,071,523	30,998,054	21,071,523

Weighted average common share outstanding, diluted	32,413,322	22,925,616	32,413,187	22,924,733

Condensed Balance Sheets

	June 30,	December 31,
	2005	2004
	(unaudited)
Assets
Cash and cash equivalents	$14,242	$12,925
Restricted cash	128,087	80,128
Student loans, net of allowance of $6,900 and $4,961, respectively	5,412,749	4,659,842
Goodwill	192,260	188,729
Other assets	118,814	101,167

Total assets	$5,866,152	$5,042,791

Liabilities and stockholders’ equity
Liabilities
Asset-backed notes and lines of credit	$5,586,741	$4,782,670
Other debt obligations, net	14,589	14,486
Other liabilities	57,542	53,923

Total liabilities	5,658,872	4,851,079
Stockholders’ equity	207,280	191,712

Total liabilities and stockholders’ equity	$5,866,152	$5,042,791

Other Data

(unaudited)	For the three months ended		For the six months ended
	June 30,		June 30,
	2005	2004	2005	2004

Loan originations:
FFELP loans retained	$404,765	$328,517	$949,885	$930,126
FFELP loans sold	538,070	321,552	938,334	701,934

Total FFELP loans	$942,835	$650,069	$1,888,219	$1,632,060

Private loans retained	$1,372	$—	$1,372	$—
Private loans sold	82,898	53,709	164,932	99,675

Total private loans	$84,270	$53,709	$166,304	$99,675

Total loan volume	$1,027,105	$703,778	$2,054,523	$1,731,735

Loan originations by status:

In-school loans:
Private education	$69,726	$37,345	$135,570	$66,327
PLUS and Stafford	5,284	502	13,920	1,590

Total in-school loans	$75,010	$37,847	$149,490	$67,917

Loans in repayment:
Federal consolidations	$937,552	$649,567	$1,874,299	$1,630,470
Private consolidations and other	14,543	16,364	30,734	33,348

Total loans in repayment	$952,095	$665,931	$1,905,033	$1,663,818

Total loan volume	$1,027,105	$703,778	$2,054,523	$1,731,735

Average student loans	$5,258,139	$3,608,697	$5,061,140	$3,368,574
Average asset-backed notes and lines of credit	5,471,068	3,845,178	5,255,826	3,562,787
Student loans serviced (at end of period)	11,861,678	9,885,908	11,861,678	9,885,908

Fee income:
Fees on loan application sales	$34,232	$17,148	$60,286	$35,721
Fees for servicing	3,255	3,180	6,463	6,380
Advertising income	1,260	648	2,624	648

Total fee income	$38,747	$20,976	$69,373	$42,749

Net Portfolio Margin Analysis

The following table sets forth the net portfolio margin on average student loans and restricted cash for the periods indicated. Net portfolio margin is a non-GAAP financial measure. Net portfolio margin equals the weighted average yield on our loans and restricted cash after amortization of capitalized origination costs and purchase accounting adjustments, less the weighted average interest expense on the debt we incur to finance our loans. We have provided below a reconciliation of net portfolio margin to the most comparable financial measurement that has been prepared in accordance with GAAP. We believe that net portfolio margin provides investors with information that is useful in evaluating the earnings performance of our loan portfolio.

	Three months ended June 30,				Six months ended June 30,
	2005		2004		2005		2004
(unaudited)
(dollars in thousands)	Dollars	%	Dollars	%	Dollars	%	Dollars	%

Student loan and restricted cash yield	$78,875	5.81%	$41,591	4.40%	$146,855	5.66%	$77,422	4.42%
Department of Education rebate(1)	(13,827)	(1.02)	(9,581)	(1.01)	(26,731)	(1.03)	(18,068)	(1.03)
Amortization(2)	(1,586)	(0.11)	(936)	(0.10)	(2,918)	(0.11)	(1,601)	(0.09)

Net student loan and restricted cash yield	63,462	4.68	31,074	3.29	117,206	4.52	57,753	3.30
Asset-backed notes and lines of credit	(46,279)	(3.41)	(14,546)	(1.54)	(82,928)	(3.20)	(26,952)	(1.54)

Net portfolio margin	17,183	1.27%	16,528	1.75	34,278	1.32%	30,801	1.76
Floor income	(759)	(0.06)	(6,358)	(0.67)	(2,835)	(0.11)	(12,895)	(0.74)

Net portfolio margin net of floor income	$16,424	1.21%	$10,170	1.08%	$31,443	1.21%	$17,906	1.02%

Reconciliation to net interest income:
Net portfolio margin net of floor income	$16,424		$10,170		$31,443		$17,906
Plus: interest income on cash and cash equivalents	346		120		676		305
Less: interest expense on other debt obligations, net	(437)		(931)		(873)		(1,570)
Less: interest expense on capital lease obligations	(27)		(41)		(56)		(74)
Plus: floor income	759		6,358		2,835		12,895

Net interest income	$17,065		$15,676		$34,025		$29,462

Average balance of student loans and restricted cash	$5,442,801		$3,802,536		$5,226,201		$3,522,548

(1)	Reflects the 1.05 percent per annum rebate fee that is paid monthly on FFELP consolidation loans divided by the average balance of student loans and restricted cash.

(2)	Represents the amortization of capitalized origination costs and purchase accounting adjustments, including the 0.50 percent fee payable to the Department of Education on the origination of FFELP loans.

Net Interest Margin Analysis

The following tables set forth, for the periods indicated, information regarding the total amounts and rates of interest income from interest-earning assets and interest expense from interest-bearing liabilities.

	Three months ended June 30,
	2005			2004
(unaudited)
			Average			Average
		Interest	rate		Interest	rate
	Average	income/	earned/	Average	income/	earned/
(dollars in thousands)	balance	expense	paid	balance	expense	paid

Interest-earning assets:
Cash and cash equivalents	$18,218	$346	7.62%	$11,994	$120	4.02%
Restricted cash	178,645	1,455	3.27	189,097	348	0.74
Student loans	5,264,156	77,420	5.90	3,613,439	41,243	4.59
Department of Education rebate(1)		(13,827)	(1.05)		(9,581)	(1.07)
Amortization(2)		(1,586)	(0.12)		(936)	(0.10)

Student loans after Department of Education rebate and amortization	5,264,156	62,007	4.73	3,613,439	30,726	3.42

Total interest-earning assets	$5,461,019	$63,808	4.69%	$3,814,530	$31,194	3.29%

Interest-bearing liabilities:
Asset-backed notes and lines of credit	$5,471,068	$46,279	3.39%	$3,845,178	$14,546	1.52%
Other debt obligations, net	14,564	437	12.04	60,858	931	6.15
Capital lease obligations	1,568	27	6.91	1,752	41	9.41

Total interest-bearing liabilities	$5,487,200	$46,743	3.42	$3,907,788	$15,518	1.60

Net interest income and net interest margin(3)		$17,065	1.26%		$15,676	1.65%

(1)	Reflects the 1.05 percent per annum rebate fee that is paid monthly on FFELP consolidation loans divided by the average balance of student loans.

(2)	Represents the amortization of capitalized origination costs and purchase accounting adjustments, including the 0.50 percent fee payable to the Department of Education on the origination of FFELP loans.

(3)	Net interest margin is net interest income divided by the average total interest-earning assets.

	Six months ended June 30,
	2005			2004
(unaudited)
			Average			Average
		Interest	rate		Interest	rate
	Average	income/	earned/	Average	income/	earned/
(dollars in thousands)	balance	expense	paid	balance	expense	paid

Interest-earning assets:
Cash and cash equivalents	$18,848	$676	7.23%	$13,158	$305	4.65%
Restricted cash	159,452	2,360	2.98	149,358	574	0.77
Student loans	5,066,749	144,495	5.75	3,373,190	76,848	4.57
Department of Education rebate(1)		(26,731)	(1.06)		(18,068)	(1.07)
Amortization(2)		(2,918)	(0.12)		(1,601)	(0.10)

Student loans after Department of Education rebate and amortization	5,066,749	114,846	4.57	3,373,190	57,179	3.40

Total interest-earning assets	$5,245,049	$117,882	4.53%	$3,535,706	$58,058	3.29%

Interest-bearing liabilities:
Asset-backed notes and lines of credit	$5,255,826	$82,928	3.18%	$3,562,787	$26,952	1.52%
Other debt obligations, net	14,538	873	12.11	52,147	1,570	6.04
Capital lease obligations	1,629	56	6.93	1,809	74	8.20

Total interest-bearing liabilities	$5,271,993	$83,857	3.21	$3,616,743	$28,596	1.59

Net interest income and net interest margin(3)		$34,025	1.31%		$29,462	1.67%

(1)	Reflects the 1.05 percent per annum rebate fee that is paid monthly on FFELP consolidation loans divided by the average balance of student loans.

(2)	Represents the amortization of capitalized origination costs and purchase accounting adjustments, including the 0.50 percent fee payable to the Department of Education on the origination of FFELP loans.

(3)	Net interest margin is net interest income divided by the average total interest-earning assets.